                                                             Page 19 of 22 Pages

                               LETTER AGREEMENT
                               ----------------

                              September 21, 1999



ECT Merchant Investments Corp. ("EMIC")
 (as successor to Enron Capital & Trade Resources Corp ("ECT"))
1400 Smith Street
Houston, Texas 77002

Joint Energy Development Investments II Limited Partnership ("JEDI-II") c/o Enron Corp.
1400 Smith Street
Houston, Texas 77002

Attention: Robert Greer

          Re: Certain Waivers in connection with transactions between Quanta Services, Inc. ("Quanta") and UtiliCorp United Inc. ("UtiliCorp")

Ladies and Gentlemen:

On this date, Quanta and UtiliCorp are entering into a Securities Purchase Agreement and related transaction documents (collectively, the "Transaction Documents"), executed copies of which have been provided to EMIC and JEDI-II and are attached in their final form hereto as Exhibit A. Pursuant to the Transaction Documents, among other things, (i) UtiliCorp will acquire 1,860,000 shares of Quanta's Series A Convertible Preferred Stock (the "Preferred Stock") and (ii) UtiliCorp and Quanta will enter into a Management Services Agreement of even date (the "Management Agreement"). The Preferred Stock is convertible by the holders thereof (the "Preferred Holder") into Quanta's common stock ("Common Stock") and pursuant to the Management Agreement, Quanta is obligated to pay to UtiliCorp certain management fees (collectively, the "Fees").

Quanta and UtiliCorp are jointly requesting that you grant the specific waivers described below in order for Quanta and UtiliCorp to enter into and perform certain aspects of the Transaction Documents. The terms of the waivers are set forth below, and each waiver (i) shall be strictly construed in accordance with its express terms, (ii) shall be effective only in the specific instance and for the specific purpose described below and (iii) shall only be effective with respect to those terms and provisions set forth in the attached Transaction Documents.
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                                                             Page 20 of 22 Pages

The requested waivers are as follows:

9.   Preemptive Rights.  You waive any and all rights pursuant to Section
     -----------------
     2.06(b) of that certain Securities Purchase Agreement dated September 29, 1998 among Quanta, JEDI-II and ECT, as amended on this date (the "SPA"), solely with respect to (i) Quanta's issuance to UtiliCorp of the Preferred Stock and (ii) the Preferred Holder's conversion of the Preferred Stock into Common Stock; both such issuance and any such conversions to be done strictly in accordance with the terms of the Transaction Documents.

10.  Regularly Scheduled Dividends.  Notwithstanding Section 7.02 of the SPA,
     -----------------------------
     Quanta may pay the Preferred Holder each regularly scheduled dividend (and any arrearage with respect to regularly scheduled dividends) provided for in Section 2 of the Certificate of Designation, Rights, and Limitations of the Preferred Stock included within the Transaction Documents if, but only if, at the times of declaration and of payment of any such dividend (and/or arrearage with respect to any such dividend), with or without notice or lapse of time, or both, no "Default"or "Event of Default" exist, and no "Default" or "Event of Default" would result from or would exist immediately after any such payment, as "Default" and "Event of Default" are defined in the SPA.

11.  Management Fees.  Notwithstanding Section 7.06 of the SPA, Quanta and
     ---------------
     UtiliCorp may enter into the Management Agreement and the other transactions contemplated by the Transaction Documents; provided, however, that Quanta may pay the regularly scheduled Fee thereunder in accordance with the Management Agreement if, but only if, at the time of each payment, with or without notice or lapse of time, or both, no Default or Event of Default exists and no Default or Event of Default would result from or would exist immediately after any such payment of any Fee.

12.  Certain Demand Registrations.  Notwithstanding Section 2.01(d) of the
     ----------------------------
     Registration Rights Agreement dated as of September 29, 1998, as amended on this date (the "Rights Agreement"), among Quanta, JEDI-II and ECT, Quanta may grant to UtiliCorp the demand registration rights specified in Section
     2.1 of the Investor's Rights Agreement dated of even date herewith between Quanta and UtiliCorp (the "Investor's Rights Agreement") included within the Transaction Documents; provided, however, that such consent is based on the agreement of Quanta and UtiliCorp, which agreement will survive for so long as the Purchasers, as such term is defined in the SPA, or their successors and assigns hold Registrable Securities as such term is defined in the Rights Agreement, that none of the provisions in Article II of the Investor's Rights Agreement, including the third party beneficiary rights granted to you and your successors, may hereafter be amended, modified, expanded or waived without the consent of the Purchasers or their successors and assigns; and

13.  Certain Piggy-Back Registrations.  Notwithstanding Section 2.02 of the
     --------------------------------
     Rights Agreement, Quanta may grant to UtiliCorp the piggy-back registration rights specified in Section 2.2 of the Investor's Rights Agreement.
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                                                             Page 21 of 22 Pages

The parties hereto expressly acknowledge that the terms of this letter agreement may be contradictory or in addition to the terms and provisions of the Transaction Documents and the Rights Agreement and that the terms of this letter agreement shall control with respect to the subject matter contained herein. Please acknowledge your consent to this waiver by executing this letter in the space provided below and returning it to Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056, attention General Counsel.

                              Very truly yours,

                              QUANTA SERVICES, INC.



                              By: /s/ Brad Eastman
                                 ---------------------------------
                              Name: Brad Eastman
                                   -------------------------------
                              Title: Vice President
                                    ------------------------------


                              UTILICORP UNITED INC.



                              By: /s/ Robert Green
                                 ---------------------------------
                              Name: Robert Green
                                   -------------------------------
                              Title: President
                                    ------------------------------
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                                                             Page 22 of 22 Pages

ACKNOWLEDGED AND ACCEPTED:

ECT MERCHANT INVESTMENTS CORP.



By: /s/ Robert Greer
   ---------------------------
Name: Robert Greer
     -------------------------
Title: Vice President
      ------------------------


JOINT ENERGY DEVELOPMENT INVESTMENTS II
LIMITED PARTNERSHIP

By:  Enron Capital Management II Limited
     Partnership, its General Partner

     By:  Enron Capital II Corp., its
          General Partner



          By: /s/ Raymond M. Bowen, Jr.
             --------------------------------
          Name: Raymond M. Bowen, Jr.
               ------------------------------
          Title: Vice President and Treasurer
                -----------------------------